     As filed with the Securities and Exchange Commission on June 26, 1997.

                                                      Registration No. 333-24361
                                                      ==========================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                AMENDMENT NO. 2
                                      to

                                   FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                               GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

          MASSACHUSETTS                                        06-1047163
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)

        ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 252-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                   PETER WIRTH
                Executive Vice President and Chief Legal Officer
                               Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with copies to:

                            MAUREEN P. MANNING, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                             ----------------------

        Approximate date of commencement of proposed sale to the public:

   From time to time after the effective date of this Registration Statement.

                             ----------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               GENZYME CORPORATION

                                2,577,245 SHARES
                       TISSUE REPAIR DIVISION COMMON STOCK

         All of the 2,577,245 shares (the "Shares") of Genzyme Tissue Repair Division Common Stock, $0.01 par value ("GTR Stock") offered hereby are being offered by Proprietary Convertible Investment Group ("PCIG"). The Shares are issuable to PCIG upon the conversion of principal, interest and other amounts payable under a Convertible Note of Genzyme Corporation ("Genzyme") dated February 28, 1997 (the "Note") in the principal amount of $13,000,000.

         The Shares may be offered and sold by PCIG from time to time in open market or privately-negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. PCIG may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from PCIG or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular dealer might be in excess of customary commissions). See "Plan of Distribution."

         None of the proceeds from the sale of the Shares by PCIG will be received by Genzyme.


         GTR Stock is listed for quotation on the Nasdaq National Market ("Nasdaq") under the symbol "GENZL." On June 25, 1997, the closing sale price of GTR Stock as reported by Nasdaq was $11 1/2 per share.


                           ---------------------------

      INVESTMENT IN GTR STOCK OF GENZYME IS SPECULATIVE AND INVOLVES A HIGH
              DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4 HEREOF.

                           ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------


                  THE DATE OF THIS PROSPECTUS IS JUNE 26, 1997.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION.......................................................  3

DOCUMENTS INCORPORATED BY REFERENCE.........................................  3

GENZYME CORPORATION.........................................................  4

RISK FACTORS................................................................  4

SELLING STOCKHOLDER......................................................... 18

PLAN OF DISTRIBUTION........................................................ 18

                              AVAILABLE INFORMATION

         Genzyme is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by Genzyme with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information can also be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission's Web site (http://www.sec.gov).


                       DOCUMENTS INCORPORATED BY REFERENCE


         The following documents previously filed by Genzyme with the Commission (File No. 0-14680) are hereby incorporated by reference, except as superseded or modified herein: (i) Genzyme's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Genzyme's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) Genzyme's Current Reports on Form 8-K filed with the Commission on February 4, 1997 and April 1, 1997; and (iv) the description of GTR Stock and GTR Stock Purchase Rights contained in Genzyme's Registration Statement on Form 8-A, filed with the Commission on June 18, 1997.


         Each document filed by Genzyme subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Genzyme will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139, attention: Shareholder Services, telephone (617) 252-7526.

                               GENZYME CORPORATION

         Genzyme is a diversified, integrated human health care company operating in seven major business areas. Its business activities in the areas of therapeutics, surgical products, diagnostic services, diagnostic products and pharmaceuticals are organized as Genzyme General Division ("Genzyme General"). Genzyme's activities to develop, produce and market technologically advanced products and services for the treatment of cartilage damage, severe burns, chronic skin ulcers and neurodegenerative diseases are conducted through Genzyme Tissue Repair ("GTR"). Genzyme's activities to develop and commercialize novel therapeutic and diagnostic products and services for cancer based on molecular tools and genomic information are conducted through Genzyme Molecular Oncology ("GMO").

         Genzyme currently has three series of common stock outstanding, General Division Common Stock, $0.01 par value ("GGD Stock"), GTR Stock and Molecular Oncology Division Common Stock, $0.01 par value ("GMO Stock"), which are intended to reflect the value and track the performance of Genzyme General, GTR and GMO, respectively. Holders of each series of common stock are stockholders of Genzyme, which owns all of the assets and is responsible for all liabilities allocated to each of the divisions.

         Genzyme's principal executive offices are located at One Kendall Square, Cambridge, Massachusetts 02139. Its telephone number is (617) 252-7500.


                                  RISK FACTORS

         Statements made in this Prospectus relating to revenue expectations, plans for product development, sales and marketing and the timing of regulatory approvals, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain risks described below or elsewhere in this Prospectus (including Genzyme's Annual Report on Form 10-K for 1996 and other documents incorporated therein by reference). Such risks should be considered carefully in evaluating an investment in GTR Stock.

RISKS RELATED TO GENZYME TRACKING STOCK

         Genzyme currently has three series of common stock outstanding: GGD Stock, GTR Stock and GMO Stock, which are intended to reflect the value and track the performance of Genzyme General, GTR and GMO, respectively. Prospective investors in GTR Stock should carefully consider the following risks relating to an investment in Genzyme "tracking stock."

STOCKHOLDERS OF ONE COMPANY; FINANCIAL IMPACTS ON ONE DIVISION COULD AFFECT THE OTHERS. Notwithstanding the allocation of Genzyme's products and programs between divisions for financial statement presentation purposes, Genzyme continues to hold title to all of the assets and is responsible for all of the liabilities allocated to each of its divisions. Holders of each series of Genzyme common stock have no specific claim against the assets attributed for financial statement presentation purposes to the division whose performance is associated with the series of stock they hold. Liabilities or contingencies of any division that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of the other divisions. GTR stockholders should, therefore, read Genzyme's consolidated financial statements in conjunction with the financial statements of GTR.

NO RIGHTS OR ADDITIONAL DUTIES WITH RESPECT TO THE DIVISIONS; POTENTIAL CONFLICTS. Holders of each series of Genzyme common stock have only the rights of stockholders of Genzyme, and, except in limited circumstances, do not have any rights specifically related to the division to which such series of common stock relates.

         The existence of separate series of common stock may give rise to occasions when the interests of holders of each series of Genzyme common stock may diverge or appear to diverge. Although Genzyme is aware of no precedent concerning the manner in which Massachusetts law would be applied to the duties of a board of directors in the context of three series of common stock with divergent interests, Genzyme believes, based on the advice of counsel, that a Massachusetts court would hold that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner it reasonably believes to be in the best interests of the corporation. Genzyme has been advised that, under Massachusetts law, a good faith determination by a disinterested and adequately informed board of directors that an action is in the best interests of the corporation, taking into account the interests of the holders of each series of common stock and the alternatives reasonably available, should represent an appropriate defense to any challenge by or on behalf of the holders of any series of common stock that such action could have a disparate effect on different series of common stock. However, a Massachusetts court hearing a case involving such a challenge may decide to apply principles of Massachusetts law other than those described above, or may develop new principles of Massachusetts law, in order to decide such a case.

         Disproportionate ownership interests of members of the Genzyme Board of Directors (the "Genzyme Board") in any series of common stock or disparities in the value of such stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for each series of common stock. Nevertheless, Genzyme believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of such series were disproportionate or had disparate values. The Genzyme Board may also from time to time establish one or more committees to review matters presented to it that raise conflict issues, which committee(s) would report to the full Genzyme Board on such matters.

NO ADDITIONAL SEPARATE VOTING RIGHTS. Holders of each series of Genzyme common stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote (including the election of directors). Except in certain limited circumstances provided under Massachusetts law, in Genzyme's Amended and Restated Articles of Organization (the "Genzyme Charter"), and in the management and accounting policies adopted by the Genzyme Board, holders of each series of common stock have no rights to vote on matters separately. Accordingly, except in limited circumstances, holders of shares of one series of common stock could not bring a proposal to a vote of the holders of that series of common stock only, but would be required to bring any proposal to a vote of all common stockholders.

         On all matters as to which common stockholders generally are entitled to vote, each share of GGD Stock has one vote, each share of GTR Stock has, through December 31, 1998, .33 vote and each share of GMO stock will have, through December 31, 1998, .25 vote. On January 1, 1999 and on January 1 every two years thereafter, the number of votes to which each share of GTR Stock is entitled will be adjusted to equal the ratio of the Fair Market Value of one share of GTR Stock to the Fair Market Value of one share of GGD Stock as of such date. The number of votes to which each share of GMO Stock is entitled will also be adjusted on such dates to equal the ratio of the Fair Market Value of one share of GMO Stock to the Fair Market Value of one share of GGD Stock. Fair Market Value as of any date means the average of the daily closing prices as reported by the Nasdaq National Market (or the appropriate exchange on which such shares are traded) for the 20 consecutive trading days commencing on the 30th trading day prior to such date. In the event such closing prices are unavailable, Fair Market Value will be determined by the Genzyme Board.

         Certain matters as to which the holders of common stock are entitled to vote may involve a divergence or the appearance of a divergence in the interests of holders of each series of Genzyme common stock. If, when a stockholder vote is taken on any matter as to which a separate vote by each series is not required and the holders of any series of common stock would have more than the number of votes required to approve any such matter, the holders of that series would control the outcome of the vote on such matter. Holders of GGD Stock, GTR Stock and GMO Stock currently have approximately 93.4%, 5.4% and 1.2%, respectively, of the total voting power of Genzyme. As a result, on matters which are submitted to a vote of the common stockholders, the preferences of the holders of GGD Stock are likely to dominate and determine the outcome of such vote unless and until the relative number of shares outstanding and/or the market value of each series of Genzyme common stock materially changes.

EXCHANGE OF GTR STOCK AND GMO STOCK. The Genzyme Board can, in its sole discretion, determine to exchange shares of GTR Stock and GMO Stock for cash or shares of GGD Stock (or any combination thereof) at a 30% premium over Fair Market Value of the GTR Stock or GMO Stock at any time. In addition, following a disposition of all or substantially all of the assets of GTR or GMO, the shares of GTR Stock or GMO Stock, as the case may be, are subject to mandatory exchange by Genzyme for cash and/or shares of GGD Stock at a 30% premium over Fair Market Value of such series of common stock as determined by the trading prices during a specified period prior to public announcement of the disposition. Consequently, holders of GTR Stock and GMO Stock may receive a greater or lesser premium for their shares than any premium paid by a third party buyer of all or substantially all of the assets of GTR or GMO. In addition, the right of the Genzyme Board to exchange shares of GMO Stock or GTR Stock at a 30% premium over the Fair Market Value of such shares does not preclude the Genzyme Board from making an offer to exchange such shares on terms other than those provided in the Genzyme Charter. Although any alternative offer would be subject to acceptance by the holders of the shares to be exchanged, such offer could be made at a price representing a discount from the then current market price of the shares or otherwise on terms less favorable than those provided in the Genzyme Charter. Any exchange of shares for GGD Stock could be made at a time when the GGD Stock may be considered to be undervalued and, if such exchange is perceived as dilutive, the market price of GGD Stock may be adversely affected. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions - Open Market Purchases of Shares of Common Stock."

NO ADJUSTMENT TO LIQUIDATING DISTRIBUTIONS. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme (other than pursuant to a merger, business combination or sale of substantially all assets), holders of outstanding shares of each series of Genzyme common stock would receive the assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of such series. Currently, each share of GGD Stock has 100 liquidation units, each share of GTR Stock has 58 liquidation units and each share of GMO Stock has 25 liquidation units. Because the liquidation units will not be adjusted to reflect changes in the relative market value or performance of each of the divisions of Genzyme, the per share liquidating distribution to a holder of GGD Stock, GTR Stock or GMO Stock is not likely to correspond to the value of the assets of Genzyme General, GTR or GMO, respectively, at the time of a dissolution, liquidation or winding up of Genzyme.

MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE. The Genzyme Board has adopted certain management and accounting policies applicable to the preparation of the financial statements of the divisions of Genzyme, the allocation of corporate expenses, assets and liabilities, the reallocation of assets between divisions and other matters. These policies may, except as stated therein, be modified or rescinded in the sole discretion of the Genzyme Board without the approval of Genzyme's stockholders, subject to the Genzyme Board's fiduciary duty to all holders of Genzyme's capital stock. The Genzyme Board may also adopt additional policies depending upon the circumstances. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

USE OF OPERATING LOSSES BY OTHER GENZYME DIVISIONS. Genzyme's management and accounting policies provide that to the extent any division of Genzyme is unable to utilize its operating losses or other projected tax benefits to reduce its current or deferred income tax expense, such losses or benefits may be reallocated to another division on a quarterly basis. Accordingly, although the actual payment of taxes is a corporate liability of Genzyme as a whole, separate financial statements will be prepared for each division and any losses that cannot be utilized by a division will not be carried forward to reduce the taxes allocable to such division's earnings in the future. This could result in a division being charged a greater portion of the total corporate tax liability and reporting lower earnings after taxes in the future than would have been the case if such division had retained its losses or other benefits in the form of a net operating loss carryforward.

RISKS RELATED TO GTR

         An investment in GTR Stock involves a high degree of risk. Prospective investors should carefully consider the following factors in evaluating such an investment.

NO ASSURANCE OF COMMERCIAL SUCCESS OF THE CARTICEL(R) SERVICE. GTR's future success depends in large part on the successful commercialization of its CARTICEL(R) Autologous Chondrocyte Service (the "CARTICEL(R) Service"), which provides orthopedic surgeons with the cell culturing services and other support necessary to utilize a patient's own articular cartilage cells to repair articular cartilage defects in that patient's knee. The U.S. Food and Drug Administration ("FDA") has issued regulations that will bring products and services such as the CARTICEL(R) Service under regulation by November 1997. Companies already marketing products and services subject to the guidance are allowed a transition period ending on November 30, 1997 in which to file and obtain approval of a Biologics License Application (a "BLA"), while continuing to market their products and services. GTR submitted a BLA for the CARTICEL(R) Service in March 1996 in anticipation of the regulations. In a letter from the FDA dated June 19, 1997, GTR was informed that the FDA will be prepared to take approval action in respect of the BLA for the CARTICEL(R) Service upon completion by GTR of certain requirements outlined in the letter. Although GTR expects to complete these requirements by late July or early August 1997 and expects the FDA to complete its review of the BLA before November 1997, there can no assurance that the review will be completed by then or that the FDA will not require additional data concerning the safety and efficacy of the CARTICEL(R) Service. A delay in the approval of the BLA for the CARTICEL(R) Service beyond the transition period could materially and adversely affect the commercialization of the CARTICEL(R) Service.

         The successful commercialization of the CARTICEL(R) Service will depend materially on the ability of GTR to obtain approval for reimbursement of the CARTICEL(R) Service from third party payors. To date, approvals for reimbursement applications have been lower than anticipated by GTR and, pending FDA approval of the BLA for the CARTICEL(R) Service, there can also be no assurance that the rate of such approvals will improve or will not decline. There can also be no assurance that the approval rate will improve if the BLA is approved. If the approval rate does not improve, the commercialization of the CARTICEL(R) Service and GTR's future success may be adversely affected.

FLUCTUATION IN GTR'S QUARTERLY RESULTS. Revenues generated from the CARTICEL(R) Service are expected to fluctuate as GTR's sales force enrolls orthopedic surgeons for training, such surgeons are trained by GTR, and the CARTICEL(R) Service gains market acceptance. GTR's management is unable to predict the timing or magnitude of such fluctuations. Sales of the Epicel(SM) Service for the treatment of severe burns also comprise a material percentage of GTR's revenues. Revenues realized from the Epicel(SM) Service fluctuate from quarter to quarter due to the dependency of such revenues on many unpredictable factors, including the number and survival rate of patients for which the Epicel(SM) Service is the indicated treatment. Since production of the Epicel(SM) Service requires GTR to maintain extensive tissue culture facilities and a staff of trained personnel, a significant portion of GTR's costs are fixed and, therefore, fluctuations in demand can have a material adverse effect on GTR's results of operations.

COLLABORATION WITH DIACRIN, INC. - NO CURRENTLY APPROVED XENOTRANSPLANTATION - BASED PRODUCTS; RELIANCE ON CELL TRANSPLANTATION TECHNOLOGY. GTR has formed a joint venture with Diacrin, Inc. to develop and commercialize populations of transplantable porcine cells for the treatment of Parkinson's and Huntington's diseases. Products based on xenotransplantation such as the porcine cells being developed by the joint venture represent a novel therapeutic approach that has not been subject to extensive clinical testing and pose a risk that viruses or other animal pathogens will be unintentionally transmitted to a human patient. The FDA has issued draft regulatory guidelines to reduce the risk of contamination of xenotransplanted cellular products with infectious agents. Although GTR's management believes the processes used to produce the porcine cell products under development by the joint venture would comply with the guidelines as drafted, such guidelines may undergo substantial revision before definitive guidelines are issued by the FDA. There can be no assurance that definitive guidelines will be issued by the FDA or that processes used by the joint venture will comply with any guidelines that may be issued.

         No xenotransplantation-based therapeutic product has been approved for sale by the FDA and there can be no assurance that any products developed by the joint venture will be approved by the FDA or regulatory authorities in other countries. There can also be no assurance that xenotransplantation-based products, including the joint venture's product candidates, will be accepted by the medical community or third party payors or that the degree of such acceptance will not limit the size of the market for such products.

         The success of the joint venture will also be dependent upon the successful development of cell transplantation technology. This technology currently has limited clinical applications and there can be no assurance that it will result in the development of any therapeutic products. If the cell transplantation technology does not result in the development of such products, the joint venture may be required to change dramatically the scope and direction of its product development activities.

RELIANCE ON AGREEMENTS WITH KEY COLLABORATORS. GTR's CARTICEL(R) Service has been developed based on the work of a group of Swedish physicians, the two leaders of which are exclusively involved with GTR in the commercialization and further development of the CARTICEL(R) Service. These two physicians are parties to research and development consulting agreements with GTR (the "Consulting Agreements") which prohibit them from performing consulting services for others related to cartilage and bone repair without GTR's consent. In addition, pursuant to the Consulting Agreements, each physician (i) is prohibited from engaging in any business activity that is in competition with the products or services being developed, manufactured or sold by GTR during the term of Consulting Agreements (currently through 1998) and for a period of one year after termination thereof, (ii) is subject to non-disclosure obligations and
(iii) has assigned to GTR all rights to inventions resulting from work performed by each physician as a consultant to GTR, subject to royalties payable to the inventing physician. There can be no assurance that the two physicians will honor their obligations under the Consulting Agreements. In addition, there can be no assurance that individuals who are familiar with the know-how underlying GTR's CARTICEL(R) Service through their association with these physicians will not disclose such information to GTR's competitors. The occurrence of either of these events could have a material adverse effect on GTR's results of operations.

         GTR is conducting additional research in connection with its CARTICEL(R) Service pursuant to a sponsored research agreement with the University of Gotenburg in Sweden and certain physicians, including the two referred to above. The sponsored research agreement requires that all members of the investigative team maintain the confidentiality of all information pertaining to GTR and its business that may become known to them in connection with their work under the agreement. The agreement also states that all inventions conceived or reduced to practice during the course of the research program will be the property of GTR, subject to royalties payable to the inventing physician. There can be no assurance that the sponsored research agreement will be honored by the individuals performing services thereunder.

GTR OPERATING LOSSES AND CASH REQUIREMENTS. GTR is expected to experience significant operating losses at least through the end of 1998 as the market introduction of its CARTICEL(R) Service continues and its research and development and clinical trial programs progress. There can be no assurance that GTR will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. GTR does not expect that its available cash and investments will be sufficient to finance planned operations and capital requirements through the end of 1997 and must raise significant additional capital in order to continue operations at current levels. GTR's plans to raise additional capital include consideration of the sale of additional equity securities, strategic alliances with third parties to fund further development and marketing of the CARTICEL(R) Service and other business transactions that would generate capital resources to assure continuation of GTR's operations and research programs. Pursuant to these initiatives, GTR raised $13 million in February 1997 in a private placement of a 5% note convertible into GTR Stock. Significant additional funds will be required to continue operations at current levels through the end of 1997, however, and GTR may be required to delay, scale back or eliminate certain of its programs or to license third parties to commercialize technologies or products that the division would otherwise undertake itself if it is not successful in raising additional capital.

POTENTIAL DILUTION. Pursuant to an agreement entered into when GTR was created, the Genzyme Board may allocate to GTR up to $30 million from Genzyme General in exchange for an increase in the number of GTR Designated Shares at a price of $10 per share. In each of June 1996 and 1997, the Genzyme Board voted to allocate $10 million to GTR in exchange for an increase of 1,000,000 GTR Designated Shares. Although these shares have not yet been issued, Genzyme may issue these and any additional GTR Designated Shares as a stock dividend to the holders of GGD Stock or in a public or private sale without any allocation of proceeds to GTR. In addition, in connection with the formation of a joint venture between GTR and Diacrin, Inc., the Genzyme Board has authorized the allocation of up to $20 million in cash from Genzyme General to GTR. The expenditure by GTR of any cash so allocated will result in an increase in the GTR Designated Shares by a number of shares determined by dividing (i) the amount of cash expended by (ii) the average of the daily closing prices of GTR Stock as reported by the Nasdaq National Market (or the appropriate exchange on which such shares are then traded) for the 20 consecutive trading days commencing on the 30th trading day prior to the date of expenditure of such funds. The Genzyme Board has also adopted a policy for the distribution of GTR Designated Shares providing that if, as of May 1 of each year starting May 31, 1997, the number of GTR Designated Shares on such date (not including those reserved for issuance with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GGD Stock outstanding on such date ("GGD Convertible Securities") as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GTR Stock then issued and outstanding, then substantially all GTR Designated Shares will be distributed to holders of record of GGD Stock subject to reservation of a number of such shares equal to the sum of (a) the number of GTR Designated Shares reserved for issuance upon the exercise or conversion of GGD Convertible Securities and (b) the number of GTR Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

RISKS RELATED TO GENZYME

         Holders of GTR Stock are stockholders of Genzyme, which owns all of the assets and is responsible for all of the liabilities of GTR. Liabilities or contingencies of the other divisions of Genzyme that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of GTR. Accordingly, the following risk factors should be considered carefully in contemplating an investment in GTR Stock.

DEPENDENCE ON CEREDASE(R) ENZYME AND CEREZYME(R) ENZYME SALES. Genzyme General's results of operations are highly dependent upon the sales of Ceredase(R) enzyme and Cerezyme(R) enzyme. Sales of Ceredase(R) enzyme and Cerezyme(R) enzyme in 1996 were $264.6 million, representing 62% of consolidated product sales in 1996. Genzyme produces Ceredase(R) enzyme from an extract of human placental tissue supplied by a French company that is the only significant commercial source of this material. The current supply available is not sufficient to produce enough Ceredase(R) enzyme to supply all present patients.

         To address supply constraints, Genzyme has developed Cerezyme(R) enzyme, a recombinant form of the enzyme. In October 1996, Genzyme General received FDA approval to manufacture Cerezyme(R) enzyme in a new, large-scale manufacturing plant located in Boston, Massachusetts. Once an uninterrupted supply of Cerezyme(R) enzyme can be produced by the new plant, patients receiving Ceredase(R) enzyme will be converted to Cerezyme(R) enzyme. Genzyme General will be required to continue manufacturing Ceredase(R) enzyme until the process of patient conversion is completed, which is expected to occur during the fourth quarter of 1998. Any disruption in the supply or manufacturing process of Ceredase(R) enzyme during the conversion period or, thereafter, in the supply or manufacturing process of Cerezyme(R) enzyme, may have a material adverse effect on revenue.

RISKS IN PRODUCT DEVELOPMENT AND MARKETING. Product development and marketing involves a high degree of risk, and returns to investors are dependent upon successful commercialization of Genzyme's products and services. There can be no assurance that development of any product will be successfully completed or that FDA approval of any of Genzyme's products under development will be obtained and, if obtained, that such approval will cover all indications sought by Genzyme for the product or service. In addition, the successful commercialization of an approved product or service depends upon a number of factors, many of which are outside of Genzyme's control. The size and characteristics of markets to be addressed by Genzyme's products and services must be estimated years in advance of FDA approval and there can be no assurance that such

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



estimates will prove accurate. There can also be no assurance that Genzyme will be able to obtain reimbursement for its products and services from third party payors or that other terms or concessions required to gain market acceptance will render such products and services unprofitable or will otherwise be unacceptable to Genzyme.

         In addition, because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, Genzyme places considerable importance on obtaining patent and trade secret protection for its significant technologies, products and processes. There can be no assurance that any pending patent applications filed by Genzyme will mature into issued patents. Furthermore, there can be no assurance that Genzyme's existing or pending patent claims will offer protection against competition, or will not be designed around or infringed upon by others.

FUTURE CAPITAL NEEDS. Although Genzyme currently has substantial cash resources, it has committed to utilize a portion of such funds for certain purposes, such as (i) completing the market introduction in the U.S. and Europe of its line of biomaterial products based on hyaluronic acid to limit the formation of postoperative adhesions and to replace synovial fluid, (ii) completing the market introduction of the CARTICEL(R) Service and developing, producing and marketing other products through GTR and (iii) making certain payments to third parties in connection with strategic collaborations. Genzyme had approximately $182 million in cash and cash equivalents at March 31, 1997. As of March 31, 1997, approximately $118 million was outstanding under Genzyme's $225 million revolving credit facility with a syndicate of commercial banks, $18 million of which was allocated to GTR. Amounts borrowed under this facility are payable on November 15, 1999. Genzyme's cash resources will be diminished by any amounts borrowed, plus accrued interest, under this credit facility. In addition, should Genzyme exercise its option to acquire the partnership interests in Genzyme Development Partners, L.P. using cash to pay some or all the exercise price, its cash resources will be diminished. As a result, Genzyme may have to obtain additional financing. There can be no assurance that such financing will be available on favorable terms, if at all.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. Genzyme's success depends, to a large extent, on its ability to maintain a competitive technological position in its product areas. Proprietary rights relating to Genzyme's products are protected from unauthorized use by third parties only to the extent that they are covered by patents or are maintained in confidence as trade secrets. Genzyme has filed for patents and has rights to numerous patents and patent applications worldwide. While certain of Genzyme's patents have been allowed or issued, there can be no assurance that any additional patents will be allowed or will issue or that, to the extent issued, such patents will effectively protect the proprietary technology of Genzyme. In addition, patent litigation is widespread in the biotechnology industry and it is not possible to predict how any such litigation will affect Genzyme.

         Genzyme actively monitors the patent filings of its competitors in an effort to guide the design and development of its products to avoid infringement. Notwithstanding these efforts, there can be no assurance that the patents issued or licensed to Genzyme will remain free of challenge by third parties. In addition, currently pending patent applications filed by third parties may, if issued, cover Genzyme's products and services as ultimately developed, which would have an adverse impact on GMO's operations that cannot presently be determined.

         In addition, Genzyme does not yet have significant patent protection covering the methodologies used in providing the CARTICEL(R) Service. Consequently, GTR is unable to prevent a competitor from developing the ability to grow cartilage cell cultures and from offering a service that is similar or superior to the CARTICEL(R) Service. GTR's results of operations could be materially and adversely affected if a competitor were to develop such know-how.

         Genzyme has also relied upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that others will not independently develop such know-how or otherwise obtain access to Genzyme's technology. While Genzyme's employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, there can be no assurance that these agreements will be honored. Certain of Genzyme's consultants have developed portions of Genzyme's proprietary technology at their respective universities or in governmental laboratories. There can be no assurance that such universities or governmental authorities will not assert rights to intellectual property arising out of university or government based research conducted by such consultants.

         Parties not affiliated with Genzyme may hold pending or issued patents relating to technology utilized by Genzyme in its products presently available or under development. Genzyme may, depending on the final formulation of such products, need to acquire licenses to, or contest the validity of, such patents or any other similar patents that may be issued. The extent to which Genzyme may need to license such rights or contest the validity of such patents depends on the scope and validity of such patents and ultimately on the final design or formulation of its products under development. The cost and ability to license any such rights and the likelihood of successfully contesting the validity of such patents are uncertain.

INTENSE COMPETITION. Genzyme is engaged in a segment of the human health care products industry that is extremely competitive. Competitors in the U.S. and elsewhere are numerous and include major pharmaceutical, chemical and biotechnology companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than Genzyme. These companies may succeed in developing products that are more effective than any that have been or may be developed by Genzyme and may also be more successful than Genzyme in producing and marketing these products.

RAPID TECHNOLOGICAL CHANGE. The field of biotechnology is expected to continue to undergo significant and rapid technological change. Although Genzyme will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that research and discoveries by others will not render Genzyme's products or processes obsolete.

UNCERTAINTY REGARDING SUCCESS OF CLINICAL TRIALS. Several of Genzyme's products are currently in clinical trials to test safety and efficacy in humans for various conditions. There can be no assurance that Genzyme will not encounter problems in clinical trials that will cause it to delay or suspend clinical trials. In addition, there can be no assurance that such clinical testing, if completed, will ultimately show these products to be safe and efficacious.

REGULATION BY GOVERNMENT AGENCIES. Most of the products Genzyme plans to manufacture and sell will require approval by governmental agencies in the U.S. and elsewhere. In particular, human therapeutic and diagnostic products are subject to pre-marketing approval by the FDA and comparable agencies in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. There can be no assurance that any of the required approvals will be granted on a timely basis, if at all.

         Certain of Genzyme's products, including its Ceredase(R) enzyme, a biotherapeutic product for the treatment of Gaucher disease, and Cerezyme(R) enzyme, a recombinant form of the enzyme, have been designated as orphan drugs under the Orphan Drug Act, which provides incentives to manufacturers to develop and market drugs for rare diseases. The Orphan Drug Act generally entitles the first developer to receive FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the U.S. for that product. Legislation has been periodically introduced in recent years, however, to amend the Orphan Drug Act. Such legislation has generally been directed to shortening the period of automatic market exclusivity and granting certain marketing rights to simultaneous developers of a drug. The effect on Genzyme of any amendments ultimately adopted cannot be assessed at this time.

         Although Genzyme has filed for or received orphan drug designation for various other products, Genzyme believes that the commercial success of these products will depend more significantly on the associated safety and efficacy profile and on the price and other characteristics of each product relative to competitive or

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



alternative treatments than on any exclusivity afforded by the Orphan Drug Act. Additionally, these products may be protected by patents and other means. Nonetheless, it is not possible to predict precisely what effect a lessening of the market exclusivity protection afforded by the Orphan Drug Act would have on Genzyme's results of operations.

         A federal criminal statute prohibits the transfer of any human organ for valuable consideration for use in human transplantation but permits recovery of reasonable costs associated with such activities. To date, this statute has not been applied to the CARTICEL(R) or Epicel(sm) Services. In addition, certain states have laws requiring the licensure of tissue and organ banks and laws governing the sale of human organs and the safety and efficacy of drugs, devices and biologics, including skin, all of which could be interpreted to apply to GTR's production and distribution of cultured tissue products. Provisions in certain states' statutes prohibit the receipt of valuable consideration in connection with the sale of human tissue by a tissue bank but permit licensed tissue banks, including companies, to recover their reasonable costs associated with such sales. One state's Department of Health has notified GTR that it believes the division must obtain a license under that state's tissue bank licensure statute with respect to distribution of the CARTICEL(R) and Epicel(sm) Services. Genzyme has obtained such a license for each Service.

RISKS INHERENT IN INTERNATIONAL OPERATIONS. Foreign operations of Genzyme accounted for 35% of consolidated net sales in 1996 as compared to 36% and 31% in 1995 and 1994, respectively. In addition, Genzyme has direct investments in a number of subsidiaries in foreign countries (primarily in Europe and Japan) and purchases certain raw materials from a European supplier. Financial results of Genzyme could be adversely affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies affect the dollar value of Genzyme's net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. The largest foreign currency exposure results from activity in British pounds, French francs, Swiss francs, Dutch guilders, German marks and Japanese yen.

         Genzyme attempts to manage this exposure by entering into forward contracts with banks to the extent that the timing of currency flows can reasonably be anticipated and by offsetting matching foreign currency denominated assets with foreign currency denominated liabilities. Although to date Genzyme has not hedged net foreign investments, it may engage in hedging transactions to manage and reduce its foreign exchange risk, subject to certain restrictions imposed by the Genzyme Board. There can be no assurance that Genzyme's attempts to manage its foreign currency exchange risk will be successful.

THIRD PARTY REIMBURSEMENT AND HEALTH CARE COST CONTAINMENT INITIATIVES. A majority of Genzyme's revenues are attributable directly or indirectly to payments received from third party payors, including government health administration authorities and private health insurers. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payors are increasingly challenging the prices charged for health care products and services. There can be no assurance that any third party insurance coverage will be available to patients for any products or services developed by Genzyme. Third party payors are also increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that any third party insurance coverage will be available for any products or services developed by Genzyme. If adequate coverage and reimbursement levels are not provided by government and other third party payors for Genzyme's products and services, the market acceptance of these products may be reduced and, accordingly, Genzyme's revenues and profitability may be adversely affected.

         In addition, Congress has from time to time discussed the possible implementation of broad based health care cost containment measures. While these discussions have not led to the enactment of any specific health care cost containment legislation, it is likely that health care measures will again be proposed in Congress. The effects on Genzyme of any such measures that are ultimately adopted cannot be measured at this time.

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




PRODUCT LIABILITY AND LIMITATIONS OF INSURANCE. Genzyme may be subject to product liability claims in connection with the use or misuse of its products during testing or after commercialization. While Genzyme has taken, and continues to take, what it believes are appropriate precautions, there can be no assurance that Genzyme will avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance and there can be no assurance that such insurance will provide sufficient coverage against any or all potential product liability claims. If Genzyme attempts to obtain additional insurance in the future, there can be no assurance that it will be able to do so on acceptable terms, if at all, or that such insurance will provide adequate coverage against claims asserted.

POSSIBLE VOLATILITY OF SHARE PRICE AND ABSENCE OF DIVIDENDS. The market prices for securities of biotechnology companies have been volatile. Factors such as announcements of technological innovations or new commercial products by Genzyme or its competitors, government regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products and market conditions in general may have a significant impact on the market price of each series of Genzyme common stock. No cash dividends have been paid to date on any series of Genzyme common stock and Genzyme does not anticipate paying cash dividends on such stock in the foreseeable future.

POSSIBLE ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS. Certain provisions of Massachusetts law, Genzyme's charter and by-laws and the terms of Genzyme's stockholder rights plan may have the effect of delaying, deferring or preventing a change in control of Genzyme or a change in its management and thus deprive stockholders of the opportunity to receive a premium for their shares. In addition, Genzyme's authorized capital stock includes shares of undesignated common and preferred stock that may be issued from time to time by the Genzyme Board in one or more series. This issuance of additional series of common and preferred stock could have the effect of discouraging attempts to acquire control of Genzyme.


                MANAGEMENT AND ACCOUNTING POLICIES GOVERNING THE
                        RELATIONSHIP OF GENZYME DIVISIONS

         The Genzyme Board has adopted the following policies to govern the management of Genzyme General, GTR and GMO. Except as otherwise provided in the policies, the Genzyme Board may further modify or rescind the policies in its sole discretion without approval of the stockholders, subject only to the Genzyme Board's fiduciary duty to Genzyme's stockholders. The Genzyme Board may also adopt additional policies depending upon the circumstances. Any determination of the Genzyme Board to modify or rescind the policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the common stock representing the three divisions, would be governed by the principles of Massachusetts law discussed under "Risk Factors
- Risks Related to Multiple Series of Common Stock - No Rights or Additional Duties with Respect to the Divisions; Potential Conflicts." In addition, generally accepted accounting principles require that any change in policy be preferable (in accordance with such principles) to the previous policy.

PURPOSE OF THE TISSUE REPAIR AND MOLECULAR ONCOLOGY DIVISIONS

         The purpose of GTR is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners, L.P.). The purpose of GMO is to create a focused, integrated oncology business that will develop and commercialize novel therapeutic and diagnostic products and services based upon molecular tools and genomic information. In addition to the programs initially assigned to each of GTR and GMO, it is expected that the product and service portfolio of each division will expand through the addition of complementary programs, products and services developed either internally or externally to the division, including acquiring or in-licensing programs, products and services from outside of Genzyme. Each of GTR and GMO will be operated and managed similarly to Genzyme General.

REVENUE ALLOCATION

         Other than revenues received in connection with transactions subject to the policy regarding Interdivision Transactions, revenues from the sale of a division's products and services shall be credited to that division.

EXPENSE ALLOCATION

         Other than expenses incurred in connection with transactions subject to the policy regarding Interdivision Transactions, all direct expenses shall be charged to the division for the benefit of which they are incurred. Corporate and general and administrative expenses or other indirect costs will be allocated to each division in a reasonable and consistent manner based on utilization by the division of the services to which such costs relate.

TAX ALLOCATIONS

         Income taxes shall be allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions in proportion to their taxable income without any compensating payment or allocation.

ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS

         Upon the acquisition by Genzyme from a third party of any programs, products or assets (whether by acquisition of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired shall be allocated among the divisions of Genzyme. In the case of material acquisitions, such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to each division and to holders of the common stock representing each division, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on all holders of common stock.

DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS

         Upon any sale, transfer, assignment or other disposition by Genzyme of any product, program or asset not consisting of all or substantially all of the assets of a division, all proceeds from such disposition shall be allocated to the division to which the program, product or asset had been allocated. If the program, product or asset was allocated to more than one division, the proceeds of the disposition shall be allocated among such divisions based on their respective interests in such program, product or asset. Such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to such divisions and to holders of the common stock representing such divisions, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on all holders of common stock.

INTERDIVISION ASSET TRANSFERS

         The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations shall be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors, if any, deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to GTR or to GMO, the Genzyme Board may elect to account for such reallocation as an increase in the Designated Shares representing the division to which such assets are reallocated in accordance with the provisions of the Genzyme Charter.

         Notwithstanding the foregoing, no Key GTR Program or Key GMO Program, as defined below, may be transferred out of GTR or GMO, respectively, without a class vote of the holders of the common stock representing the division from which such Key GTR Program or Key GMO Program is to be removed unless the Genzyme Board determines that (i) in the case of a Key GTR Program, such Key GTR Program has application outside of the field of tissue repair (in which case it may be transferred out only for the non-tissue repair applications) and (ii) in the case of a Key GMO Program, such Key GMO Program has application outside of the field of oncology (in which case it may be transferred out only for the non-oncology applications; provided, however, that the SAGE Service (as herein defined) may not be transferred out of GMO for any application without the approval of the holders of GMO Stock voting as a separate class).

         A "Key GTR Program" is any of the following:

                  (i) Vianain(R) for debridement of necrotic or damaged tissue;

                  (ii) TGF-(beta)2 for all indications licensed from Celtrix Pharmaceuticals, Inc. as of December 16, 1994;

                  (iii) Epicel(sm) cultured epithelial cell autografts for tissue replacement or repair;

                  (iv) Acticel(sm) cultured epithelial cell allografts for tissue replacement or repair;

                  (v)      CARTICEL(R) Autologous Chondrocyte Service; and

                  (vi) any additional tissue repair program or product being developed from time to time in GTR which (a) constituted 20% or more of the research and development budget of GTR in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by GTR.

         A "Key GMO Program" is any of the following:

                  (i) use of SAGE technology licensed from JHU for third parties (the "SAGE Service");

                  (ii) the clinical program developing adenovirus vectors containing the tumor antigens MART-1 or gp100 for the treatment of melanoma;

                  (iii) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications;

                  (iv) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications;

                  (v) the research program developing adenovirus and lipid vectors containing genes to regulate the immune system for oncology indications, including heat shock proteins;

                  (vi) the research program developing antibody-based gene therapy for the treatment of tumors; and

                  (vii) any additional program, product or service being developed from time to time in GMO which (a) constituted 20% or more of the research and development budget of GMO in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by GMO.

         The foregoing policies regarding transfers of assets between divisions will not be changed by the Genzyme Board without the approval of the holders of the GTR Stock and the GMO Stock, each voting as a separate class; provided, however, that if a policy change affects GTR or GMO alone, only holders of shares representing the affected division will be entitled to a class vote on such matter.

OTHER INTERDIVISION TRANSACTIONS

         This policy shall cover interdivision transactions other than asset transfers, which shall be subject to the policy regarding Interdivision Asset Transfers. From time to time, a division may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. Such transactions shall be subject to the following conditions:

                  (i) Research performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. Such costs shall be allocated in the manner described above under "Expense Allocation," and the division performing the research will not recognize revenue as a result of performing such research.

                  (ii) Corporate and general and administrative services will be provided by each division to any other division requesting such services on a cost basis and such costs shall be allocated in the manner described above under "Expense Allocation."

                  (iii) Other than research, corporate and general and administrative services, interdivision transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties.

                  (iv) Any interdivision transaction (a) to be performed on terms and conditions that deviate from the policies set forth in subparagraphs
(i), (ii) or (iii) above and (b) that is material to one or more of the participating divisions will require approval by the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to holders of the common stock representing each such division.

                  (v) If a division (the "Purchasing Division") requires any product or service from which another division (the "Selling Division") derives revenues from sales to third parties (a "Commercial Product or Service"), the Purchasing Division may solicit from the Selling Division a bid to provide such Commercial Product or Service in addition to any bids solicited by the Purchasing Division from third parties. Subject to the determination by the Genzyme Board that the bid of the Selling Division is fair and reasonable to each division and to holders of common stock representing each division and that the Purchasing Division will accept the Selling Division's bid, the Purchasing Division may accept any bid deemed to offer the most favorable terms and conditions for providing the Commercial Product or Service sought by the Purchasing Division.

                  (vi) Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of like type and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division.

ACCESS TO TECHNOLOGY AND KNOW-HOW

         Each of Genzyme General, GTR and GMO will have free access to all technology and know-how of Genzyme that may be useful in such division's business, subject to any obligations or limitations applicable to Genzyme.

DISPOSITION OF GTR DESIGNATED SHARES AND GMO DESIGNATED SHARES

                  (i) The GTR Designated Shares and the GMO Designated Shares may be (a) issued upon the exercise or conversion of outstanding stock options, warrants or convertible securities allocated to Genzyme General, (b) subject to the restrictions set forth below under "Issuance of Additional Shares of Any Series of Common Stock," sold for any valid business purpose or (c) distributed as a dividend to the holders of shares of GGD Stock, all as determined from time to time by the Genzyme Board, subject to the following policies regarding annual distributions.

                  (ii) If, as of May 31 of each year starting May 31, 1997, the number of GTR Designated Shares on such date (not including those reserved for issuance with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GGD Stock outstanding on such date ("GGD Convertible Securities") as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GTR Stock then issued and outstanding, then substantially all GTR Designated Shares will be distributed to holders of record of GGD Stock subject to reservation of a number of such shares equal to the sum of:

                           (a)      the number of GTR Designated Shares reserved
for issuance upon the exercise or conversion of GGD Convertible Securities and

                           (b)      the number of GTR Designated Shares reserved
by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

                  (iii) If, as of November 30 of each year starting November 30, 1998, the number of GMO Designated Shares on such date (not including those reserved for issuance with respect to GGD Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GMO Stock then issued and outstanding, then substantially all GMO Designated Shares will be distributed to holders of record of GGD Stock, subject to reservation of a number of such shares equal to the sum of:

                           (a)      the number of GMO Designated Shares reserved
for issuance upon the exercise or conversion of GGD Convertible Securities and

                           (b)      the number of GMO Designated Shares reserved
by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General;

provided, however, that if, prior to November 30, 1998, Genzyme has completed an initial public offering of GMO Stock, Genzyme may defer the distribution of GMO Designated Shares provided in this policy until the later of November 30, 1998 or 360 days after the date such offering is completed.

ISSUANCE AND SALE OF ADDITIONAL SHARES OF COMMON STOCK

         When additional shares of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold that shall reduce the number of Designated Shares of such division. Notwithstanding the foregoing, Genzyme will not sell any GTR Designated Shares or GMO Designated Shares (except upon exercise or conversion of options, warrants or convertible securities issued by Genzyme General that were adjusted as a result of a dividend of GTR Stock or GMO Stock paid to holders of GGD Stock) unless (i) the Genzyme Board determines that GTR or GMO, as the case may be, has cash sufficient to fund its operations for at least the next 12 months or (ii) shares of GTR Stock or GMO Stock, as the case may be, are concurrently being sold for the account of GTR or GMO, respectively, in an amount that will produce proceeds sufficient to fund such division's cash needs for the next 12 months.

OPEN MARKET PURCHASES OF SHARES OF COMMON STOCK

         Genzyme may make open market purchases of any series of its common stock in accordance with applicable securities law requirements; provided, however, that in no event shall any such purchases be made if as an immediate result thereof the number of Designated Shares representing a division will exceed 60% of the number of shares of such division outstanding plus such number of Designated Shares. Notwithstanding the foregoing, within 90 days of any open market purchase of the common stock representing any division, Genzyme may not exercise the right provided under the Genzyme Charter to exchange shares representing such division for cash and/or shares of GGD Stock.

CLASS VOTING

         In addition to any stockholder approval required by Massachusetts law, whenever the approval of the holders of the common stock representing a division is required to take any action pursuant to these policies or the Genzyme Charter, such requirement shall be satisfied if a meeting of the holders of the common stock representing such division is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.

NON-COMPETE

         Genzyme will not develop products or services outside of GTR or GMO which compete or would compete with products or services being developed or sold by GTR or GMO, respectively, other than through joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties, which transactions shall be subject to the conditions set forth in the policy regarding Other Interdivision Transactions.


                               SELLING STOCKHOLDER

         All of the Shares offered hereby are being offered by PCIG. Credit Suisse First Boston Corporation, an affiliate of PCIG, has provided investment banking services to Genzyme in the past, for which it received customary fees, and has acted as underwriter in Genzyme offerings of GGD Stock and GTR Stock. Credit Suisse First Boston Corporation may continue to provide investment banking services to Genzyme in the future.


                              PLAN OF DISTRIBUTION

         Genzyme has filed with the Commission a Registration Statement (the "Registration Statement"), of which this Prospectus forms a part, with respect to the resale of the Shares from time to time by PCIG in open market or privately negotiated transactions. Genzyme has agreed to keep the Registration Statement effective until the earlier of (i) the last date that the public resale of any of the Shares is restricted by paragraph (d) of Rule 144 under the Securities Act or any successor provision and (ii) the date that all of the Shares have been sold under a registration statement or pursuant to Rule 144.

         Genzyme has been advised that PCIG may sell the Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. PCIG may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from PCIG or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Genzyme will not receive any proceeds from sales of Shares.

         If so requested by Genzyme, PCIG will be prohibited from selling any of the Shares offered hereby (i) during the period from the second business day prior to the effective date of a registration statement filed by Genzyme under the Securities Act in connection with a public offering of GTR Stock until the 30th calendar day following such effective date and (ii) during the period from a date specified by Genzyme in a notice to PCIG that it would delay the preparation and filing of an amendment or supplement to this Prospectus because it might interfere with or affect the negotiation or completion of a transaction that is contemplated by Genzyme or involve initial or continuing disclosure obligations that are not in the best interests of Genzyme stockholders, until the expiration date specified in such notice; provided that (x) Genzyme provide such notice no less than five business days prior to such delay, (y) such delay not extend for a period of more than ten business days without PCIG's written consent and (z) Genzyme not utilize such a delay more than once each calendar year.

         PCIG and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act, and any commissions received by them or profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         Genzyme has agreed to indemnify PCIG against certain liabilities, including certain liabilities under the Securities Act.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be borne by Genzyme in connection with the offering of GTR Stock following conversion of the Note as described herein are estimated as follows:

              SEC Registration Fee........................    $ 7,716
              Printing and engraving expenses ............    $ 1,000
              Accounting fees and expenses................    $ 1,000
              Legal fees and expenses.....................    $10,000
              Miscellaneous expenses......................    $   284
                                                              -------

                   Total..................................    $20,000
                                                              =======


               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Amended and Restated Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

         Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of Genzyme or of any of its subsidiaries, or who at the request of Genzyme may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by Genzyme or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

         The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

         Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

         Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.


                                ITEM 16. EXHIBITS

         See Exhibit Index immediately following signature page.


                              ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment
No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 26, 1997.


                               GENZYME CORPORATION

                               By: /s/ David J. McLachlan
                                   ---------------------------------------------
                                   David J. McLachlan, Executive Vice President, Finance and Chief Financial Officer







         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                            TITLE
---------                                            -----


/s/ Henri A. Termeer*                                Director and Principal             June 26, 1997
--------------------------------------------         Executive Officer
Henri A. Termeer

/s/ David J. McLachlan                               Principal Financial and            June 26, 1997
--------------------------------------------         Accounting Officer
David J. McLachlan

/s/ Constantine E. Anagnostopoulos*                  Director                           June 26, 1997
--------------------------------------------
Constantine E. Anagnostopoulos

/s/ Douglas A. Berthiaume*                           Director                           June 26, 1997
--------------------------------------------
Douglas A. Berthiaume

                                                     Director                           June 26, 1997
--------------------------------------------
Henry E. Blair

/s/ Robert J. Carpenter*                             Director                           June 26, 1997
--------------------------------------------
Robert J. Carpenter

/s/ Charles L. Cooney*                               Director                           June 26, 1997
--------------------------------------------
Charles L. Cooney

/s/ Henry R. Lewis*                                  Director                           June 26, 1997
--------------------------------------------
Henry R. Lewis

* By: /s/ David J. McLachlan
      -------------------------------------
      David J. McLachlan
      Attorney-in-fact


                                           EXHIBIT INDEX
                                           -------------

 EXHIBIT
SEQUENTIAL
    NO.                                     DESCRIPTION                            PAGE NO.
----------                                  -----------                            --------


      4.1      Amended and restated Articles of Organization of Genzyme.
               Filed as Exhibit 1 to Genzyme's Registration Statement on
               Form 8-A, and incorporated herein by reference.

      4.2      Series Designation for Genzyme Molecular Oncology Division Common
               Stock. Filed as Exhibit 2 to Genzyme's Registration Statement on
               Form 8-A, and incorporated herein by reference.

      4.3      Series Designation for the Series A, Series B and Series C Junior
               Participating Preferred Stock of Genzyme. Filed as Exhibit 3 to
               Genzyme's Registration Statement on Form 8-A, and incorporated herein by reference.

      4.4 By-laws of Genzyme. Filed as Exhibit 3.2 to Genzyme's Form 8-K dated December 31, 1991, and incorporated herein by reference.

      4.5 Amended and Restated Rights Agreement dated as of June 12, 1997 between Genzyme and American Stock Transfer and Trust Company.
               Filed as Exhibit 5 to Genzyme's Registration Statement on
               Form 8-A, and incorporated herein by reference.

      5.1 Opinion of Palmer & Dodge LLP. Previously filed as the same-numbered exhibit to the initial filing of this Registration
               Statement.

     23.1      Consent of Coopers & Lybrand L.L.P., independent accountants to
               Genzyme Corporation. Filed herewith.
     23.2 Consent of Palmer & Dodge LLP. Previously filed as the same-numbered exhibit to the initial filing of this Registration
               Statement.